EXHIBIT 99.1

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
AS OF DECEMBER 31, 2014 AND 2013 AND
FOR THE YEAR ENDED DECEMBER 31, 2014

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2014 and 2013 and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2014 and 2013, and the changes in its net assets available for benefits for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedules of Form 5500, Schedule H, Line 4a - Schedule of Delinquent Participant Contributions as of December 31, 2014 and Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental information schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 12, 2015

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2014	2013
ASSETS
Investments:
Registered investment companies	$304,100,682	$281,570,118
Common and collective trusts	479,161,299	461,574,285
Company Stock Fund	79,892,363	118,890,622
Total investments at fair value	863,154,344	862,035,025

Receivables:
Notes receivable from participants	22,308,454	20,978,853
Employer contributions	139	181
Participant contributions	186	359
Total receivables	22,308,779	20,979,393
Net assets available for benefits at fair value	885,463,123	883,014,418

Adjustment from fair value to contract value for interest in common and collective trust relating to fully benefit-responsive investment contract	(1,364,059)	(1,422,718)
Net assets available for benefits	$884,099,064	$881,591,700

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2014

Additions to net assets
Investment income:
Net appreciation in fair value of investments	$6,331,230
Dividend income	17,348,263
Interest income	1,957,072
Total investment income	25,636,565

Contributions:
Employer	17,088,927
Participant	42,047,765
Total contributions	59,136,692

Other:
Interest income on notes receivable from participants	916,974
Other additions	187,462
Total other	1,104,436
Total additions	85,877,693

Deductions from net assets
Benefits paid to participants	83,298,501
Other deductions	71,828
Total deductions	83,370,329
Increase in net assets available for benefits	2,507,364

Net assets available for benefits:
Beginning of year	881,591,700
End of year	$884,099,064

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees of Flowserve Corporation and its wholly-owned subsidiaries (collectively, the “Company”) who are located in the United States ("U.S.") are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participant accounts

Each participant account is credited with the participant's contributions, the employer's contributions and an allocation of investment income from each fund that the participant is invested in as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation, as defined in the Plan document. Unless eligible participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan, which will automatically increase by 1% each year until contributions reach 10% of eligible compensation. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $17,500 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for 2014) may be made pre-tax. All participants who were eligible to make elective deferrals under the Plan and who had attained age 50 before the close of the year were eligible to make additional catch-up contributions of up to $5,500 during 2014. Participant contributions are invested based on each participant's election.

The Company matches 75% of participant contributions up to 6% of eligible compensation, except for union employees represented by the:

•United Steelworkers of America at the Vernon, California facility;
•United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility;

Each of the above exception groups receives Company matching contributions of 50% of participant contributions up to 6% of eligible compensation.

Company matching contributions are made in cash and allocated among a participant's account in the same percentage in which the participant directs his or her contributions.

The Plan allows all participant and employer contributions and amounts allocated to participant accounts to be invested in accordance with participant investment directions.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Vesting

Participants are immediately vested in their contributions and associated earnings thereon. Participants become 20% vested in the Company's contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.

Forfeitures

Forfeitures are used to reduce the Company's contributions. During 2014, participants forfeited $755,111 of non-vested account balances. In 2014, employer contributions were reduced by $737,309 from previously forfeited balances, in accordance with the Plan document. Unutilized forfeitures at December 31, 2014 and 2013 were $37,210 and $18,215, respectively.

Payment of benefits

Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination. Active participants who qualify for an in-service withdrawal may be paid their benefits in a single sum cash payment or rollover as soon as administratively possible after the approval of their withdrawal application.

Investments

Participants may direct their contributions and account balances among the following investment funds, with the exception of the T. Rowe Price Prime Reserve Fund, which is only used by the Plan for the investment of unutilized forfeitures:

T. Rowe Price Stable Value Common Trust Fund - Invests primarily in investment contracts or similar fixed-income securities, which are managed to yield higher levels of current income while maintaining stability of principal. See additional discussion in Note 4.

Pimco Total Return Institutional Fund - Invests primarily in a diversified portfolio of investment-grade fixed-income securities of varying maturities and seeks maximum total return, consistent with preservation of capital and prudent investment management.

Vanguard Total Bond Market Index Fund - Invests primarily in fixed-income securities that are managed to yield performance mirroring the Barclays Capital U.S. Aggregate Float Adjusted Bond Index.

American Funds EuroPacific Growth Fund - Invests primarily in securities of issuers located in Europe and the Pacific Basin.

T. Rowe Price Mid-Cap Growth Fund - Invests primarily in mid-cap common stock of U.S. and foreign companies that, in the fund manager's opinion, possess above-average growth potential.

Royce Premier Fund - Invests primarily in small-cap securities and seeks long-term capital appreciation.

Vanguard Institutional Index Fund - Invests in large-cap equity securities that are managed to achieve results similar to those of the overall stock market as measured by the Standard & Poor's 500 Index.

Vanguard PRIMECAP Fund - Invests primarily in mid- and large-cap equity securities that are considered to have above-average earnings growth potential.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Vanguard Wellington Fund - Invests 60%-70% in equity securities and 30%-40% in investment-grade corporate bonds, with some exposure to U.S. Treasury and government agency bonds, and mortgage-backed securities, which are managed in the aggregate to generate long-term capital appreciation while providing reasonable level of current income.

Vanguard Windsor II Fund - Invests primarily in equity and other securities issued by large and medium-sized companies that, in the fund manager's opinion, are undervalued based on current price/earnings ratios or dividend yields.

T. Rowe Price Prime Reserve Fund - Invests in a mix of short-term money market funds.

T. Rowe Price Retirement 2005 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals expected to have retired in or within a few years of 2005.

T. Rowe Price Retirement 2010 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals expected to have retired in or within a few years of 2010.

T. Rowe Price Retirement 2015 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2015.

T. Rowe Price Retirement 2020 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2020.

T. Rowe Price Retirement 2025 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2025.

T. Rowe Price Retirement 2030 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2030.

T. Rowe Price Retirement 2035 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2035.

T. Rowe Price Retirement 2040 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2040.

T. Rowe Price Retirement 2045 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2045.

T. Rowe Price Retirement 2050 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2050.

T. Rowe Price Retirement 2055 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2055.

T. Rowe Price Retirement Balanced Trust (Class T4) - Invests in underlying commingled T. Rowe Price Trusts, each one emphasizing a different market sector, with an emphasis on both capital growth and income.

Flowserve Company Stock Fund - Invests in publicly-traded common stock of the Company.(1)

(1) Effective January 1, 2013, the Company Stock Fund was no longer offered as an investment option within the Plan. Participants with existing holdings of the Company Stock Fund are not able to increase their holdings after the effective date. Participants with existing holdings of the Company Stock Fund are able to maintain their holdings until such time as they are reallocated within the Plan by the participant or taken as a distribution by the participant.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Administration

The Plan is administered by the Pension and Investment Committee and the Administration Committee (collectively referred to as the “Plan Administrator”), which are appointed by the Board of Directors of the Company.

Participant loans

Subject to certain limitations set forth in the Plan document, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:

•$50,000, subject to certain adjustments as set forth in the Plan document, or
•One-half of the participant's vested account balance at the time the loan is made.

General-purpose loans have a maximum term of five years, while primary residence loans have a maximum term of 15 years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2014 had interest rates ranging from 4.25% to 9.25%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time in accordance with ERISA requirements. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of a participant's balance become 100% vested.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Investment valuation and income recognition

The Plan's investments in shares of registered investment companies are stated at fair value based on quoted market prices. Shares in the common and collective trusts are valued at the net asset value of shares held by the Plan at year-end. The Company Stock Fund is valued at its year-end unit closing price, comprised of year-end market price plus uninvested cash position.

The Plan accounts for its investments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 962, “Plan Accounting - Defined Contribution Pension Plans.” As required by ASC 962, the accompanying statements of net assets available for benefits present the fair value of the investments in the common and collective trusts, as well as the adjustment of the investments in the T. Rowe Price Stable Value Common Trust Fund from fair value to contract value relating to the investment contracts. The statement of changes in net assets available for benefits is prepared on a contract basis.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Plan's investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investments in registered investment companies, the common and collective trusts and the Company Stock Fund, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participant account balances and the amounts reported in the accompanying financial statements.

Notes receivable from participants

Participant loans are valued at the unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded when earned.

Determination of unrealized appreciation (depreciation)

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains or losses on investments sold during the year and the unrealized appreciation (depreciation) on those investments held at the end of the year.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results may differ from these estimates.

Benefits

Benefits are recorded when paid.

New accounting pronouncements

In August 2014, the FASB issued Accounting Standards Update ("ASU") 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern." This ASU requires management to evaluate whether there are conditions or events that raise substantial doubt about the ability of the Plan to continue as a going concern for one year from the date the financial statements are issued or within one year after the date that the financial statements are available to be issued when applicable. Further, the ASU provides management guidance regarding its responsibility to disclose the ability of the Plan to continue as a going concern in the notes to the financial statements. This ASU is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The adoption of ASU No. 2014-15 will not have an impact on the reported net assets or changes in net assets.

In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): “Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent).” The ASU impacts reporting entities that measure an investment’s fair value using the net asset value per share (or an equivalent) practical expedient as prescribed in FASB’s fair value measurement guidance. The amendments in ASU No. 2015-07 eliminate the requirement to classify the investment within the fair value hierarchy if the fair value is measured at net asset value (NAV) per share (or its equivalent). In addition, the requirement to make specific disclosures for all investments eligible to be assessed at fair value with the net asset value per share practical expedient has been removed. Instead, such disclosures are restricted only to investments that the entity has decided to measure using the practical expedient. ASU No. 2015-07 is effective for periods beginning after January 1, 2015 and interim periods within those fiscal years. The adoption of ASU No. 2015-07 will not have an impact on the reported net assets or changes in net assets.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.	INVESTMENTS

All Plan investments are held by T. Rowe Price Trust Company under a trust agreement dated February 1, 2011. The fair values of individual investments that represent 5% or more of the Plan's net assets available for benefits at December 31, 2014 and 2013 are as follows:

	2014		2013
T. Rowe Price Stable Value Common Trust Fund	$94,094,098	T. Rowe Price Stable Value Common Trust Fund	$101,804,976
T. Rowe Price Retirement 2020 Trust	86,902,910	T. Rowe Price Retirement 2020 Trust	82,121,618
Company Stock Fund	79,892,363	Company Stock Fund	118,890,622
Vanguard Wellington Fund	73,573,928	Vanguard Wellington Fund	69,126,467
T. Rowe Price Retirement 2025 Trust	69,925,294	T. Rowe Price Retirement 2025 Trust	62,682,225
Vanguard Institutional Index Fund	54,877,664	Vanguard Institutional Index Fund	47,415,353
T. Rowe Price Mid-Cap Growth Fund	50,714,280	T. Rowe Price Mid-Cap Growth Fund	46,993,176
T. Rowe Price Retirement 2030 Trust	50,326,657	T. Rowe Price Retirement 2030 Trust	44,516,929
T. Rowe Price Retirement 2015 Trust	49,718,608	T. Rowe Price Retirement 2015 Trust	52,671,071

During 2014, the net appreciation in fair value of investments was comprised of the following:

Registered investment companies	$10,074,264
Common and collective trusts	21,772,666
Company Stock Fund	(25,515,700)
Total net appreciation	$6,331,230

4.	T. ROWE PRICE STABLE VALUE COMMON TRUST FUND

Investments in common and collective trusts that hold benefit-responsive investment contracts, such as the T. Rowe Price Stable Value Common Trust Fund are presented at fair value in the statements of net assets available for benefits, and the amount representing the difference between fair value and contract value of the trust is presented on the face of the statement of net assets available for benefits as a single amount, calculated as the sum of the amounts necessary to adjust the portion of net assets attributable to each fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a basis that reflects income credited to participants in the Plan and net appreciation or depreciation in the fair value of only those investment contracts that are not deemed to be fully benefit-responsive.

5.	PARTY-IN-INTEREST TRANSACTIONS

Party-in-interest transactions include those with fiduciaries or employees of the Plan, any person who provides services to the Plan, an employer whose employees are covered by the Plan, an employee organization whose members are covered by the Plan, a person who owns 50% or more of such an employer or employee organization, or relatives of such aforementioned persons.

Certain investments are shares of funds managed by affiliates of T. Rowe Price Trust Company which is the trustee as defined by the Plan and, therefore, transactions with these mutual funds and common collective trusts qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Additionally, the Plan holds investments in the Company's common stock and notes receivable from participants, both of which constitute party-in-interest transactions, which are exempt from the prohibited transaction rules.

6.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated May 18, 2012, stating that the Plan, as then designed and operated, qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been amended since receiving the determination letter.

The Plan Administrator believes the Plan has been operated in compliance with the applicable requirements of the Code throughout 2014 and 2013; therefore, the Plan and the related trust are exempt from taxation. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan administrator believes it is no longer subject to income tax examination for years prior to 2011.

7.	FAIR VALUE OF INVESTMENTS

The Plan's investments, shown below, are presented at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For further discussions on how the fair values of the Plan's investments are calculated, see Note 2 to the financial statements included in this report.

Assets are recorded at fair value in the statements of net assets available for benefits and categorized based upon the level of judgment associated with the lowest level of significant inputs used to measure their fair values. Hierarchical levels, as defined by ASC 820, “Fair Value Measurements,” are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets, and are as follows:

Level I - Inputs are unadjusted, quoted prices in active markets for identical assets at the measurement date.

Level II - Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

Level III - Inputs reflect the best estimate of what market participants would use in pricing the asset at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The common and collective trusts consist of investments that are public or private investment vehicles valued using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active and therefore classified within Level II. Investments in the Company Stock Fund are classified within Level II, as an identical security is not observable in the market. However, it consists primarily of the common stock of the Company, which is publicly-traded, and can therefore be correlated to market data.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The fair values of our investments at December 31, 2014 and 2013 were:

	December 31, 2014
	Total	Level I	Level II	Level III
Registered investment companies:
Balanced funds	$73,573,928	$73,573,928	$—	$—
Growth funds	152,371,618	152,371,618	—	—
Index funds	54,877,664	54,877,664	—	—
Fixed income funds	23,239,628	23,239,628	—	—
Other fund	37,844	37,844	—	—
Total registered investment companies	304,100,682	304,100,682	—	—
Common and collective trusts:
Target retirement funds	385,067,201	—	385,067,201	—
Stable value fund	94,094,098	—	94,094,098	—
Total common and collective trusts	479,161,299	—	479,161,299	—
Company Stock Fund	79,892,363	—	79,892,363	—
Total investments	$863,154,344	$304,100,682	$559,053,662	$—

	December 31, 2013
	Total	Level I	Level II	Level III
Registered investment companies:
Balanced funds	$69,126,467	$69,126,467	$—	$—
Growth funds	142,505,131	142,505,131	—	—
Index funds	47,415,353	47,415,353	—	—
Fixed income funds	22,049,683	22,049,683	—	—
Other fund	473,484	473,484	—	—
Total registered investment companies	281,570,118	281,570,118	—	—
Common and collective trusts:
Target retirement funds	359,769,309	—	359,769,309	—
Stable value fund	101,804,976	—	101,804,976	—
Total common and collective trusts	461,574,285	—	461,574,285	—
Company Stock Fund	118,890,622	—	118,890,622	—
Total investments	$862,035,025	$281,570,118	$580,464,907	$—

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.	FORM 5500 RECONCILIATION

The following is a reconciliation of net assets available for benefits per the accompanying financial statements to the Form 5500 at December 31, 2014 and 2013:

	December 31,
	2014	2013
Net assets available for benefits per the financial statements	$884,099,064	$881,591,700
Difference in reporting of benefit-responsive investment at contract value per the financial statements and fair value per the Form 5500	1,364,059	1,422,718
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(3,618)	(19,054)
Amounts deemed distributions of participant loans as reflected in the Form 5500 from prior years	(76,311)	(71,444)
Net assets available for benefits per Form 5500	$885,383,194	$882,923,920
The following is a reconciliation of the total increase in net assets per the accompanying financial statement for the year ended December 31, 2014 to net income per Form 5500:

Increase in net assets available for benefits per the financial statements	$2,507,364
Current year difference in reporting of benefit-responsive investment at contract value per the financial statements and fair value per the Form 5500	1,364,059
Prior year difference in reporting of benefit-responsive investment at contract value per the financial statements and fair value per the Form 5500	(1,422,718)
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	15,436
Distributions from prior year amounts deemed distributed	(4,867)
Total net income per Form 5500	$2,459,274
The reconciling items noted above are due to the difference in the method of accounting used in preparing the Form 5500 as compared with the Plan's financial statements. Government reporting rules were used in preparing the Form 5500 for the years ended December 31, 2014 and 2013, whereas the Plan's financial statements have been prepared on the accrual basis of accounting as required by U.S. GAAP. Government reporting rules require the T. Rowe Price Stable Value Common Trust Fund to be reported at fair value, while U.S. GAAP requires this investment to be reported at contract value. Additionally, the Code requires participant loans that are in default to be recorded as deemed distributions on the Form 5500, although the Plan still holds the participant loans as a note receivable.

SUPPLEMENTAL SCHEDULES

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4a — SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS AS OF DECEMBER 31, 2014

Participant Contributions Transfered Late to Plan		Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check here if Late Participant Loan Payments are included ☑		Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
$475	*	$—	$475	$—	$—
$453	**	$—	$453	$—	$—
_______________________________________
*Amount represents 2014 employee contributions and loan repayments which were not fully corrected until 2015.
**Amount represents 2013 employee contributions and loan repayments which were not fully corrected until 2014.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2014

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	American Funds EuroPacific Growth Fund	Registered investment company	**	$19,074,244
	Pimco Total Return Institutional	Registered investment company	**	2,537,210
	Royce Premier Fund	Registered investment company	**	24,926,452
*	T. Rowe Price Mid-Cap Growth Fund	Registered investment company	**	50,714,280
	Vanguard Institutional Index Fund	Registered investment company	**	54,877,664
	Vanguard Total Bond Market Index Fund	Registered investment company	**	20,702,418
	Vanguard PRIMECAP Fund	Registered investment company	**	35,019,164
*	T. Rowe Price Prime Reserve Fund	Registered investment company	**	37,844
	Vanguard Wellington Fund	Registered investment company	**	73,573,928
	Vanguard Windsor II Fund	Registered investment company	**	22,637,478
*	T. Rowe Price Stable Value Common Trust Fund	Common and collective trust	**	94,094,098
*	T. Rowe Price Retirement 2005 Trust	Common and collective trust	**	4,213,609
*	T. Rowe Price Retirement 2010 Trust	Common and collective trust	**	9,853,360
*	T. Rowe Price Retirement 2015 Trust	Common and collective trust	**	49,718,608
*	T. Rowe Price Retirement 2020 Trust	Common and collective trust	**	86,902,910
*	T. Rowe Price Retirement 2025 Trust	Common and collective trust	**	69,925,294
*	T. Rowe Price Retirement 2030 Trust	Common and collective trust	**	50,326,657
*	T. Rowe Price Retirement 2035 Trust	Common and collective trust	**	41,849,663
*	T. Rowe Price Retirement 2040 Trust	Common and collective trust	**	24,189,214
*	T. Rowe Price Retirement 2045 Trust	Common and collective trust	**	19,458,435
*	T. Rowe Price Retirement 2050 Trust	Common and collective trust	**	14,826,903
*	T. Rowe Price Retirement 2055 Trust	Common and collective trust	**	4,566,744
*	T. Rowe Price Retirement Income Trust	Common and collective trust	**	9,235,804
*	Company Stock Fund	Common stock, 883,607 shares	**	79,892,363
*	Participant loans	4.25% - 9.25% due through 2029	-0-	22,228,525
Total assets held for investment purposes				$885,382,869

* Denotes a party-in-interest to the Plan as defined by ERISA.

** Cost omitted for participant-directed investments.